UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 24, 2023
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AKEBIA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36352	20-8756903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 First Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 871-2098
N/A
(Former name or former address, if changed since last report)
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AKBA	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On May 24, 2023 (the “Effective Date”), Akebia Therapeutics, Inc. (the “Company”) and MEDICE Arzneimittel Pütter GmbH & Co. KG (“Medice”) entered into a License Agreement (the “License Agreement”) pursuant to which the Company granted to Medice an exclusive license to develop and commercialize vadadustat (the “Licensed Product”) for the treatment of anemia in patients with chronic kidney disease in the European Economic Area, the United Kingdom, Switzerland and Australia (the “Territory”).

Under the License Agreement, the Company is entitled to receive the following payments: (i) an up-front payment of $10 million, (ii) commercial milestone payments up to an aggregate of $100 million, and (iii) tiered royalties ranging from 10% to 30% of Medice’s annual net sales of the Licensed Product in the Territory, subject to reduction in certain circumstances. The royalties will expire on a country-by-country basis upon the latest to occur of (a) the date of expiration of the last-to-expire valid claim of any Company, Medice, or joint patent that covers the Licensed Product in such country in the Territory, (b) the date of expiration of data or regulatory exclusivity for the Licensed Product in such country in the Territory, and (c) the date that is 12 years from first commercial sale of the Licensed Product in such country in the Territory.

Under the License Agreement, the Company retains the right to develop the Licensed Product for non-dialysis patients with anemia due to chronic kidney disease in the Territory. If the Company develops the Licensed Product for non-dialysis patients and such Licensed Product receives marketing approval in the Territory, Medice will commercialize the Licensed Product for both indications in the Territory. In this instance, the Company would receive 70% of the net product margin of any sales of the Licensed Product in the non-dialysis patient population, unless Medice requests to share the cost of the development necessary to gain approval to market the Licensed Product for non-dialysis patients in the Territory and the parties agree on alternative financial terms.

The Company and Medice will establish a joint steering committee to oversee the development and commercialization of the Licensed Product in the Territory.

The License Agreement expires on the date of expiration of all payment obligations due thereunder with respect to the Licensed Product in the last country in the Territory, unless earlier terminated in accordance with the terms of the License Agreement. Either party may, subject to a cure period, terminate the License Agreement in the event of the other party’s uncured material breach. Medice has the right to terminate the License Agreement in its entirety for convenience upon 12 months’ prior written notice delivered on or after the date that is 12 months after the Effective Date. The License Agreement includes customary terms relating to, among others, indemnification, confidentiality, remedies, and representations and warranties. The License Agreement provides that the Company and Medice will enter into a supply agreement pursuant to which the Company will supply the Licensed Product to Medice for commercial use in the Territory.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, a copy of which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

Item 7.01     Regulation FD Disclosure.

On May 25, 2023, the Company issued the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 25, 2023, issued by Akebia Therapeutics, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKEBIA THERAPEUTICS, INC.

Date: May 25, 2023	By:	/s/ John P. Butler
Name: John P. Butler
Title: President and Chief Executive Officer